SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                  SCHEDULE 13G

             Information statement pursuant to Rule 13d-1 and 13d-2

                                (Amendment No. )*



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                              Taubman Centers Inc.
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                                (Name of issuer)


                                  Common Stock
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                         (Title of class of securities)


                                   876 664 103
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                                 (CUSIP number)


                                  ------------


     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))

                               (Page 1 of 5 Pages)
--------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------               --------------------------------
                                       13G
CUSIP No. 876 664 103                                          Page 2 of 5 Pages

---------------------------------               --------------------------------


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    1  NAME OF REPORTING PERSONS
       Long Term Investment Trust (F.K.A. AT&T Master Pension Trust)*

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    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)/___/
                                                            (b)/___/

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    3  SEC USE ONLY


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    4  CITIZENSHIP OR PLACE OF ORGANIZATION
       New York

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                              SOLE VOTING POWER
    NUMBER              5     5,270,868
    OF
--------------------------------------------------
    SHARES                    SHARED VOTING POWER
    BENEFICIALLY        6     0
    OWNED             ----------------------------------------------------
                              SOLE DISPOSITIVE POWER
    BY                  7     5,270,868
    EACH
--------------------------------------------------
    REPORTING                 SHARED DISPOSITIVE POWER
    PERSON              8     0
    WITH
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 5,270,868

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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              ___
        EXCLUDES CERTAIN SHARES*                                 /___/

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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.38%

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  12    TYPE OF REPORTING PERSON*
        EP

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

*  Held by State Street Bank as trustee of the Long Term Investment Trust

CUSIP No. 876 664 103                                                Page 3 of 5

                                  SCHEDULE 13G

Item 1(a).      Name of Issuer:
                Taubman Centers Inc.
Item 1(b).      Address of Issuer's Principal Executive Offices:
                The Taubman Company
                200 East Long Lake Road, Suite 3000
                PO Box 200
                Bloomfield Hills, MI  48303-0200

Item 2(a).      Name of Person Filing:
                See Item 1 of Page 2

Item 2(b).      Address of Principal Business Office or,
                if none, Residence:
                State Street Bank and Trust Company as Trustee
                One Enterprise Drive,
                North Quincy, MA  02171
Item 2(c).      Citizenship:
                See Item 4 of Page 2

Item 2(d).      Title of Class of Securities:
                Common Stock

Item 2(e).      CUSIP Number:
                876 664 103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                (a) [   ] Broker or dealer registered under Section 15
                          of the Act,
                (b) [   ] Bank as defined in Section 3(a)(6) of the Act,
                (c) [   ] Insurance Company as defined in Section 3(a)(19)
                          of the Act,
                (d) [   ] Investment Company registered under Section 8 of
                          the Investment Company Act,
                (e) [   ] Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940,
                (f) [XXX] Employee  Benefit  Plan,  Pension Fund which is
                          subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),
                (g) [   ] Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G); see Item 7, (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 876 664 103                                                Page 4 of 5


Item 4.        Ownership

               (a)  Amount Beneficially Owned:
                    See Item 9 of Page 2
               (b)  Percent of Class: See Item 11 of Page 2
               (c)  Number of  shares as to which  such  person  has:
                    (i) Sole power to vote or to direct the vote - See Item 5 of Page 2
                   (ii) Shared power to vote or to direct the vote - See Item 6 of Page 2
                  (iii)  Sole power to dispose or to direct the  disposition  of
                         - See Item 7 of Page 2
                   (iv)  Shared power to dispose or to direct the disposition of
                         - See Item 8 of Page 2

Item 5. Ownership of Five Percent or Less of a Class Not applicable to Reporting Person

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               Not applicable to Reporting Person

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:
               Not applicable to Reporting Person

Item 8.        Identification and Classification of Members of the Group:
               Not applicable to Reporting Person

Item 9.        Notice of Dissolution of a Group:
               Not applicable to Reporting Person

Item 10.       Certification:

CUSIP No. 876 664 103                                                Page 5 of 5

                                    Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              LONG TERM INVESTMENT TRUST

                              By:  AT&T Investment Management Corporation
                                   as named fiduciary of Trust

                                   /s/       Peter Rosoff
                                   ---------------------------------
                                   By:       Peter Rosoff
                                   Title:    Vice President


Dated:   February 4, 1998